Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES FIRST QUARTER 2006 RESULTS

Philadelphia, PA – May 15, 2006 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the first quarter of 2006.

Highlights when compared to the first quarter of 2005 include:

•	Net sales of $230.7 million up 4.3 percent.

•	Custom unit sales increased 40.5 percent.

•	Gross profit percentage improved to 5.5 percent from 2.9 percent.

•	Operating income of $3.6 million improved versus a loss of $11.3 million.

•	Credit Agreement EBITDA of $12.1 million, up 7.6 percent.

•	Net loss reduced by $13.7 million to $6.3 million.

“In the quarter we grew custom unit sales by 40.5%, further improved US operating performance, and significantly abated price erosion through our strategic pricing initiative,” said Michael Hoffman, CEO and President of Constar. He added, “Improved results were accomplished despite higher energy costs net of customer surcharges, and despite administrative costs incurred during the quarter to enhance internal controls. We are pleased with our financial performance in the quarter.”

Net sales increased 4.3 percent in the first quarter of 2006 to $230.7 million compared to $221.3 million in the first quarter of 2005. This increase primarily reflects increased shipments of custom products, partially offset by unfavorable foreign currency translation.

Gross profit in the first quarter of 2006 of $12.8 million increased to 5.5 percent of net sales from 2.9 percent in the first quarter of 2005. Depreciation of $8.2 million was $3.1 million lower in the quarter compared to the first quarter of 2005 principally because of a lower asset base, partially related to a 2005 third quarter non-cash asset impairment charge. Net of depreciation, gross profit in the first quarter of 2006 was up $3.3 million compared to the first quarter of 2005. The increase was primarily due to higher unit sales, improved product mix and better operating efficiencies in the U.S. business, partially offset by higher utility costs.

Selling and administrative and research and technology expenses of $8.9 million increased $1.3 million in the first quarter of 2006 from $7.6 million in the first quarter of 2005. The increase was primarily the result of a $0.9 million increase in audit costs, higher legal fees and higher compensation expenses in the first quarter of 2006.

Interest expense in the first quarter of 2006 of $10.2 million increased 5.6 percent, compared to $9.6 million in the prior year period as a result of higher average borrowings and a higher effective interest rate.

Operating income of $3.6 million for the first quarter of 2006 improved from the first quarter of 2005 operating loss of $11.3 million because of the enhanced operating performance outlined above and the absence in 2006 of the $10.0 million write off of deferred financing costs recorded in the first quarter of 2005.

The Company reported a net loss in the first quarter of $6.3 million, or $0.52 loss per basic and diluted share, compared to a net loss of $20.0, million or $1.65 loss per basic and diluted share in the first quarter of 2005. The net loss was lower in the first quarter of 2006 primarily because of the same factors which lead to the improvement in operating income described above.

Credit Agreement EBITDA in the first quarter increased by 7.6 percent to $12.1 million from $11.3 million in the first quarter of 2005. This increase was primarily due to higher gross profit excluding depreciation expense, partially offset by increased operating expenses.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement adjusts EBITDA for certain items. In the first quarter of 2006, these adjustments amounted to less than $0.1 million. In the first quarter of 2005, these adjustments were $10.9 million, which included the write off of deferred financing costs of $10.0 million.

Credit Agreement EBITDA is not a GAAP-defined measure and may not be comparable to adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of our operating performance. Management also believes that Credit Agreement EBITDA is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods, and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of Credit Agreement EBITDA to net income (loss) in the attached unaudited consolidated statements of operations.

Conference Call, Web Cast Information

The Company will hold a conference call on Monday May 15, 2006, at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 810-0924 (domestic callers) or (913) 981-4900 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET that day until midnight on

Monday, May 22, 2006 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 5437569, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the success of the Company’s strategic pricing initiative, the Company’s ability to expand sales of custom products and to improve the operating performance of its European business. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2005 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3708 Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net customer sales	$229,735	$220,245
Net sales to affiliates	957	1,034

Net sales	230,692	221,279

Cost of products sold, excluding depreciation	209,727	203,607
Depreciation	8,183	11,301

Gross profit	12,782	6,371

Selling and administrative expense	7,589	6,144
Research and technology expense	1,338	1,474
Write off deferred financing costs and other fees	—	10,025
Provision for restructuring	210	59

Total operating expenses	9,137	17,702

Operating income (loss)	3,645	(11,331)
Interest expense	10,186	9,645
Other income, net	(311)	(415)

Loss before taxes and minority interest	(6,230)	(20,561)
(Provision) benefit for income taxes	(94)	522
Minority interests	(19)	(9)

Net loss	$(6,343)	$(20,048)

Per common share data:
Basic and diluted
Net loss	$(0.52)	$(1.65)
Weighted average common shares outstanding:
Basic and diluted shares	12,197	12,119
Reconciliation of net income (loss) to Credit Agreement EBITDA:
Net loss	$(6,343)	$(20,048)
Add back:
Interest expense	10,186	9,645
Taxes	94	(522)
Depreciation	8,183	11,301

EBITDA	12,120	376
Other adjustments under Credit Agreement	14	10,898

Credit Agreement EBITDA	$12,134	$11,274

SELECTED BALANCE SHEET DATA

March 31, 2006
Cash and cash equivalents	$7,922
Debt:
Revolver Loan	$25,588
Senior Notes	$220,000
Senior Subordinated Notes	$175,000